SHARE PURCHASE AGREEMENT

     The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust (the "Trust"), and CRAFund Advisors, Inc., a Delaware corporation ("Buyer"), hereby agree as follows:

     1.  The  Trust  hereby  offers  Buyer  and  Buyer  hereby   purchases,   in
consideration for the payment of $100,000.00, 10,000 shares of beneficial interest of the Trust for a purchase price of $10.00 per share.

     2. Buyer acknowledges that the shares purchased hereunder have not been registered under the federal securities laws and that the Trust is relying on certain exemptions from such registration requirements. Buyer represents and warrants that it is acquiring such shares solely for investment purposes and that Buyer has no present intention to redeem, sell or otherwise dispose of the shares.

     3. This Agreement shall be governed by the laws of the State of Delaware. The Trust is a business trust organized under the laws of Delaware and under a Declaration of Trust, including any and all amendments thereto. The obligations of "The Community Reinvestment Act Qualified Investment Fund" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust

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personally but bind only the assets of the Trust,  and all persons  dealing with the Trust must look solely to the assets of the Trust for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of June, 1999.

     (SEAL)

     THE COMMUNITY REINVESTMENT ACT
     QUALIFIED INVESTMENT FUND

     By: /s/ David Zwick
         -------------------------
     Name: David Zwick
           -----------------------
     Title: President
            ----------------------

     CRAFUND ADVISORS, INC.

     By: /s/ Todd J. Cohen
         -------------------------
     Name: Todd J. Cohen
           -----------------------
     Title: President
            ----------------------